Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the

2009 Stock Plan and 2019 Omnibus Incentive Plan of Pinterest, Inc. of our report dated March 6, 2019 (except as to the 3rd paragraph of Note 1, as to which the date is March 29, 2019), with respect to the consolidated financial statements of Pinterest, Inc. for the year ended December 31, 2018 included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-230458) and related Prospectus of Pinterest, Inc. filed with the

Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, CA

April 23, 2019